UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 10, 2019

GIGCAPITAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38320	82-3027430
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2479 E. Bayshore Rd., Suite 200 Palo Alto, CA		94303
(Address of Principal Executive Offices)		(Zip Code)

(650) 276-7040

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	GIG	The NYSE Stock Market LLC
Warrants to receive one share of Common Stock	GIG.WS	The NYSE Stock Market LLC
Right to receive one-tenth of one share of Common Stock	GIGr	The NYSE Stock Market LLC
Units, each consisting of one share of Common Stock, one right and three-fourths of one warrant	GIG.U	The NYSE Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 10, 2019, GigCapital, Inc., a Delaware corporation (the “Company”) issued four non-convertible unsecured promissory notes (each, an “Extension Note” and collectively the “Extension Notes”) in the aggregate principal amount of $240,000.00, as follows: (i) $174,643.99 issued to GigAcquisitions, LLC, a Delaware limited liability company (our “Sponsor”), (ii) $43,578.25 to Cowen Investments II LLC, a Delaware limited liability company (“Cowen Investments”), (iii) $19,599.94 to Irwin Silverberg, an individual and affiliate of Cowen Investments (“Silverberg”) and (iv) $2,177.82 to Jeffrey Bernstein, an individual and affiliate of Cowen Investments (“Bernstein”, and collectively with Sponsor, Cowen Investments, and Silverberg, our “Founders”). The Founders deposited such funds into the Company’s trust account (the “Trust Account”), as described in the prospectus filed by the Company in connection with the Company’s initial public offering. The Extension Notes were issued in connection with the approval of the Charter Amendment and Extension and constitute the first monthly Contribution as previously disclosed in the Company’s Current Report on Form 8-K as filed with the Securities and Exchange commission on May 16, 2019.

On June 10, 2019, the Company also issued an additional four convertible unsecured promissory notes (each, a “Working Capital Note” and collectively the “Working Capital Notes”) in the aggregate principal amount of $91,666.67, as follows: (i) $66,704.30 to our Sponsor, (ii) $16,644.47 issued to Cowen Investments, (iii) $7,486.09 to Silverberg, and (iv) $831.81 to Bernstein. The Working Capital Notes were issued to provide the Company with additional working capital during the Extension, and will not be deposited into the Trust Account. The Company issued the Working Capital Notes in consideration for loans from the payees to fund the Company’s working capital requirements. The convertible notes are convertible at the payee’s election upon the consummation of the Business Combination. Upon such election, the convertible notes will convert, at a price of $10.00 per unit, into units identical to the private placement units issued in connection with the Company’s initial public offering, except that the private placement warrants which comprise a part of the private placement units issued to Cowen Investments, Silverberg, and Bernstein, so long as they are held by Cowen Investments, Silverberg, and Bernstein, respectively, or any of their related persons under FINRA rules, will expire five years from the effective date of the Company’s registration statement, or earlier upon the Company’s liquidation.

The Extension Notes and Working Capital Notes bear no interest and are repayable in full upon the consummation of the Company’s previously announced business combination disclosed in its Current Report on Form 8-K as filed with the Securities and Exchange Commission on February 26, 2019.

The table below sets forth the breakdown of the Extension Notes and Working Capital Notes issued to each of the payees:

	Extension Notes (Non-Convertible Notes)	Working Capital Notes (Convertible Notes)	Total
GigAcquisitions LLC	$174,643.99	$66,704.30	$241,348.29
Cowen Investments II LLC	$43,578.25	$16,644.47	$60,222.72
Irwin Silverberg	$19,599.94	$7,486.09	$27,086.03
Jeffrey Bernstein	$2,177.82	$831.81	$3,009.63
Total	$240,000.00	$91,666.67	$331,666.67

Copies of the forms of Extension Note and Working Capital Note note are filed as Exhibits 10.1 and 10.2.

Item 3.02	Unregistered Sales of Equity Securities

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. An aggregate of 9,166 private placement units of the Company would be issued if the entire principal balance of the convertible notes is converted. The warrants constituting a part of the units would be exercisable, subject to the terms and conditions of the warrant and during the exercise period as provided in the warrant agreement governing the warrants. The rights constituting a part of the units are exchangeable, subject to the terms and conditions of the rights, for common shares as provided in the right agreement governing the rights. The Company has relied upon Section 4(a)(2) of the Securities Act of 1933, as amended, in connection with the issuance and sale of the convertible promissory notes, as they were issued to sophisticated investors without a view to distribution, and were not issued through any general solicitation or advertisement.

Item 8.01	Other Events.

The disclosure set forth above in Item 2.03 of this Current Report on Form 8-K regarding the first monthly Contribution and the issuance of the Extension Notes is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description

10.1	Form of Extension Promissory Note

10.2	Form of Working Capital Promissory Note

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 10, 2019

By:	/s/ Dr. Avi S. Katz
Name:	Dr. Avi S. Katz
Title:	Chief Executive Officer, President and Executive Chairman of the GigCapital, Inc. Board